File No. 70-10186


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               AMENDMENT NO. 6 (POST-EFFECTIVE AMENDMENT NO. 3) TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935


                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303

           ALABAMA POWER COMPANY         SOUTHERN COMPANY CAPITAL FUNDING, INC.
        600 North 18th Street               1403 Foulk Road, Suite 102
      Birmingham, Alabama 35291             Wilmington, Delaware 19803

        GEORGIA POWER COMPANY         SOUTHERN COMPANY ENERGY SOLUTIONS, LLC
  241 Ralph McGill Boulevard, N.E.       241 Ralph McGill Boulevard, N.E.
       Atlanta, Georgia 30308                 Atlanta, Georgia 30308

         GULF POWER COMPANY              SOUTHERN COMPANY HOLDINGS, INC.
          One Energy Place                   270 Peachtree Street N.W
      Pensacola, Florida 32520                Atlanta, Georgia 30302

      MISSISSIPPI POWER COMPANY          SOUTHERN COMPANY SERVICES, INC.
      2992 West Beach Boulevard              270 Peachtree Street N.W
     Gulfport, Mississippi 39501              Atlanta, Georgia 30302

 SAVANNAH ELECTRIC AND POWER COMPANY    SOUTHERN NUCLEAR OPERATING COMPANY, INC.
         600 East Bay Street               40 Inverness Center Parkway
       Savannah, Georgia 31401              Birmingham, Alabama 35242

       SOUTHERN POWER COMPANY          SOUTHERN ELECTRIC GENERATING COMPANY
        600 North 18th Street                 600 North 18th Street
      Birmingham, Alabama 35291             Birmingham, Alabama 35291

  SOUTHERN COMMUNICATIONS SERVICES, INC.
    5555 Glenridge Connector, Suite 500
          Atlanta, Georgia 30342

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY


             (Name of top registered holding company parent of each
                             applicant or declarant)

                    Patricia L. Roberts, Assistant Secretary
                              The Southern Company
                           270 Peachtree Street, N.W.
                             Atlanta, Georgia 30303


      William E. Zales, Jr., Vice President          Daniel P. McCollom, Secretary
             and Corporate Secretary             Southern Company Capital Funding, Inc.
              Alabama Power Company                    1403 Foulk Road, Suite 102
              600 North 18th Street                    Wilmington, Delaware 19803
            Birmingham, Alabama 35291

      Janice G. Wolfe, Corporate Secretary           Patricia L. Roberts, Secretary
              Georgia Power Company              Southern Company Energy Solutions, LLC
        241 Ralph McGill Boulevard, N.E.               270 Peachtree Street N.W.
             Atlanta, Georgia 30308                      Atlanta, Georgia 30302

   Susan N. Ritenour, Secretary and Treasurer        Patricia L. Roberts, Secretary
               Gulf Power Company                   Southern Company Holdings, Inc.
                One Energy Place                       270 Peachtree Street N.W.
            Pensacola, Florida 32520                     Atlanta, Georgia 30302

      Vicki L. Pierce, Corporate Secretary      Patricia L. Roberts, Assistant Secretary
            Mississippi Power Company               Southern Company Services, Inc.
            2992 West Beach Boulevard                  270 Peachtree Street N.W.
           Gulfport, Mississippi 39501                   Atlanta, Georgia 30302

   Nancy E. Frankenhauser, Corporate Secretary  Sherry A. Mitchell, Corporate Secretary
       Savannah Electric and Power Company      Southern Nuclear Operating Company, Inc.
               600 East Bay Street                    40 Inverness Center Parkway
             Savannah, Georgia 31401                   Birmingham, Alabama 35242

         Patricia L. Roberts, Secretary        William E. Zales, Jr., Corporate Secretary
             Southern Power Company               Southern Electric Generating Company
            270 Peachtree Street N.W.                    600 North 18th Street
             Atlanta, Georgia 30302                    Birmingham, Alabama 35291

         Patricia L. Roberts, Secretary
     Southern Communications Services, Inc.
            270 Peachtree Street N.W.
             Atlanta, Georgia 30302

                   (Names and addresses of agents for service)

                    The Commission is requested to mail signed copies of all orders, notices and communications to:

                     Thomas A. Fanning                 Melissa K. Caen, Esq.
                 Executive Vice President,              Troutman Sanders LLP
           Chief Financial Officer and Treasurer     600 Peachtree Street, N.E.
                   The Southern Company                      Suite 5200
                270 Peachtree Street, N.W.          Atlanta, Georgia 30308-2216
                  Atlanta, Georgia 30303

         The Application in the foregoing file is amended to include the information below. Capitalized terms used herein and not defined herein shall have the meanings assigned to them in earlier filings made in Commission File No. 70-10186. Except as modified herein, the transactions requested herein are subject to Section 1.5: Parameters Applicable to Authorized Financing Transactions in Amendment No. 3 to the Application, including but not limited to the following parameters. At all times during the Authorization Period, Southern represents that it and its public utility subsidiaries will each maintain a common equity ratio of at least thirty percent of its consolidated capitalization (common equity, preferred stock and long-term and short-term debt) as reflected in its most recent Form 10-K or Form 10-Q filed with the Commission adjusted to reflect changes in capitalization since the balance sheet date, unless otherwise authorized. The applicant-declarants further represent that no guarantees or securities, other than Common Stock, Commercial Paper or short-term bank debt (with a maturity of one year or less), may be issued in reliance upon the authorization granted by the Commission pursuant to this Application, unless upon original issuance thereof: (i) the security to be issued, if rated, is rated investment grade; (ii) all outstanding securities of the issuer that are rated are rated investment grade; and (iii) all outstanding securities of Southern that are rated are rated investment grade. For purposes of this provision, a security will be deemed to be rated "investment grade" if it is rated investment grade by at least one nationally recognized statistical rating organization, as that term is used in paragraphs (c)(2)(vi)(E), (F) and
(H) of Rule 15c3-1 under the 1934 Act. The applicant-declarants also request the Commission to reserve jurisdiction over the issuance of any guarantees or securities that do not satisfy these conditions.

Item 1.
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A.      The text contained within subsection 5 in the second paragraph of Section 1.4 shall be amended and restated as follows:

          5. Southern and Southern Company Holdings, Inc. ("Holdings") request authority to provide guarantees on behalf or for the benefit of each of their subsidiaries in an aggregate amount not to exceed $1.5 billion at any time outstanding.

          B. The following text should be inserted at the end of the second paragraph of Section 1.4 of Item 1:

          6.  The   applicant-declarants   request   authority   to  enter  into
     transactions to manage interest rate, credit and equity price risk with regard to the issuance of securities.

          7. Southern requests authority to acquire certain securities of certain of its public utility affiliates.

          8. Southern and Holdings request authorization to acquire the securities of Intermediate Subsidiaries and subsidiaries authorized to engage in Development Activities and Administrative Activities with respect to Exempt Businesses (each as defined below).

C. Clause (iv) of the second paragraph of Section 1.5 shall be amended and restated as follows: "(iv) on any Guarantee by Southern or Holdings of obligations of their subsidiaries (other than Capital Funding) exceed 500 basis points over a U.S. treasury security having an amount equal to the guaranteed amount."

D. The final paragraph of Section 1.5 shall be amended and restated as follows:

         Security Ratings: The ratings, if any, of the securities issued by the applicant-declarants are as follows:

                                                        S&P          Moody's        Fitch
Alabama Power Company
                         Unsecured Debt                  A             A2             A+
                         Trust Preferred               BBB+
                         Securities                                    A3             A
                         Preferred Stock                              Baa1            A
                         Commercial Paper               A-1            P-1           F-1

Georgia Power Company    Unsecured Debt                  A             A2             A+
                         Trust Preferred               BBB+
                         Securities                                    A3             A
                         Preferred Stock                              Baa1            A
                         Commercial Paper               A-1            P-1           F-1

Gulf Power Company
                         Unsecured Debt                  A             A2             A
                         Trust Preferred               BBB+
                         Securities                                    A3             A-
                         Preferred Stock                              Baa1            A-
                         Commercial Paper               A-1            P-1           F-1

Mississippi Power
Company                  Unsecured Debt                  A             A1            AA-
                         Trust Preferred               BBB+
                         Securities                                    A2             A+
                         Preferred Stock                               A3             A+
                         Commercial Paper               A-1            P-1           F-1

Savannah Electric and
Power Company            Unsecured Debt                  A             A2
                         Trust Preferred Stock         BBB+            A3
                         Preferred Stock                              Baa1
                         Commercial Paper               A-1            P-1

Southern Power Company   Unsecured Debt                BBB+           Baa1           BBB+
                         Commercial Paper               A-2            P-2

Southern
                         Unsecured Debt                 A-             A3             A
                         Trust Preferred               BBB+
                         Securities                                    A3
                         Preferred Stock                              Baa1
                         Commercial Paper               A-1            P-1           F -1

SCS                      Corporate Credit Rating         A


E. The text contained within subsection 5 in Section 1.7 shall be amended and restated as follows:


                  5. Guarantees. From time to time through the Authorization Period, Southern and Holdings request authority to enter into guarantees, enter into expense agreements or otherwise provide credit support with respect to the debt or other securities or obligations, whether for payment and/or performance, of any or all of the subsidiaries of Southern1 and Holdings2 ("Guarantees"), as the case may be; provided that the total amount of Guarantees for Southern and Holdings at any time outstanding does not exceed an aggregate amount of $1.5 billion, provided however, that the amount of any Guarantees in


_______________________
1 Pursuant to HCAR No. 35-27867A (File No. 70-10186), Southern currently has authority to provide from time to time guarantees on behalf of or for the benefit of SCS in an aggregate principal amount not to exceed $330 million at any time outstanding and to provide guarantees on behalf of or for the benefit of Capital Funding. Southern proposes that the authorization to issue up to $1.5 billion in Guarantees sought in this file would supersede and replace the authorization to provide guarantees to SCS pursuant to HCAR No. 35-27867A and be effective immediately upon the date of the Commission's order herein but would not supersede and replace the authorization to issue guarantees on behalf of or for the benefit of Capital Funding pursuant to HCAR No. 35-27867A.



2 Pursuant to HCAR No. 35-26468 (File No. 70-8733) (the "Holdings Order"), Southern, along with other applicants, was authorized to consolidate all of its direct and indirect ownership interests in exempt projects under one subsidiary, Holdings, which in turn was authorized to form intermediate and special purpose subsidiaries to support investment in exempt projects, including Exempt Wholesale Generators ("EWGs"), Foreign Utility Companies ("FUCOs") and Energy-Related Companies. Southern also was authorized to guarantee the securities issued by any of its direct or indirect subsidiaries from time to time through December 31, 2000 in an aggregate amount not to exceed $1.2 billion at any time outstanding. Holdings also was authorized to guarantee the securities issued by any of its direct or indirect subsidiaries from time to time through December 31, 2000 in an aggregate amount not to exceed $1.2 billion at any time outstanding. Southern was authorized to provide performance guarantees on behalf of Holdings and various other entities in an amount not to exceed $800 million at any one time outstanding. Holdings, along with other entities, also was authorized to provide performance guarantees to its direct or indirect subsidiaries through December 31, 2003. The amount of these guarantees were to be included in calculating the $1.2 billion aggregate amount of performance guarantees provided by Southern only if they were supported by an agreement or undertaking of Southern. Pursuant to HCAR No. 35-27303 (File No. 70-9727) (the "Transfer Order"), the authority granted in the Holdings Order was transferred to Southern through June 30, 2005. Therefore, each of Southern and Holdings currently has authority to provide from time to time guarantees on behalf of its subsidiaries in an aggregate amount not to exceed $1.2 billion at any time outstanding and performance guarantees on behalf of their subsidiaries in an aggregate amount not to exceed $800 million at any time outstanding. Pursuant to this authorization, Southern and Holdings have approximately $57 million in guarantees currently outstanding. Southern and Holdings propose that the authorization sought in this file would supersede and replace the authorization granted in the Transfer Order and be effective immediately upon the date of the Commission's order herein.

         respect of obligations of any nonutility subsidiary shall also be subject to the limitations of Rule 53(a)(1) and Rule 58(a)(1), as applicable, and provided further that any Guarantee that is outstanding on the last day of the Authorization Period will expire or terminate in accordance with the stated terms of the Guarantee. In addition to providing direct parent guarantees, Southern and Holdings may also provide Guarantees in the form of formal credit enhancement agreements, including but not limited to "keep well" agreements and reimbursement undertakings under letters of credit. Guarantees may, in some cases, be provided to support obligations of subsidiaries that are not readily susceptible of exact quantification or that may be subject to varying quantification. In such cases, Southern or Holdings, as the case may be, will determine the exposure under the Guarantee for purposes of measuring compliance with the proposed limitation on Guarantees by appropriate means, including estimation of exposure based on loss experience or projected potential payment amounts. If appropriate, estimates will be made in accordance with generally accepted accounting principles in the United States of America. The estimations will be reevaluated periodically.

                      Southern and Holdings may each charge a fee for each Guarantee provided that it is not greater than the cost, if any, of obtaining the liquidity necessary to perform the Guarantee for the period of time the Guarantee remains outstanding.

                       6. Financing Risk Management Devices

                       (i) Interest Rate Hedges. To the extent not exempt under Rule 52, the applicant-declarants request authorization to enter into interest rate hedging transactions with respect to existing indebtedness that has been previously authorized by any relevant regulatory agency ("Interest Rate Hedges") in order to reduce or manage interest rate cost or risk. Interest Rate Hedges would only be entered into with counterparties ("Approved Counterparties") whose senior debt ratings, or the senior debt ratings of any credit support providers who have guaranteed the obligations of the counterparties, as published by S&P, are equal to or greater than BBB, or an equivalent ratings from Moody's or Fitch Investor Service. In no case will the notional principal amount of any Interest Rate Hedge exceed the face value of the underlying debt instrument and related interest rate exposure. Because transactions will be entered into for a fixed or determinable period, the applicant-declarants will not engage in speculative transactions. Interest Rate Hedges will involve the use of financial instruments and derivatives commonly used in today's capital markets, such as interest rate swaps, options, caps, collars, floors and structured notes (i.e., a debt instrument in which the principal and/or interest payments are indirectly linked to the value of an underlying asset or index), or transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations. The transactions would be for fixed periods and stated notional amounts.

                       (ii) Anticipatory Hedges. To the extent not exempt under Rule 52, the applicant-declarants request authorization to enter into interest rate hedging transactions with respect to anticipated debt offerings ("Anticipatory Hedges"). Such Anticipatory Hedges would only be entered into with Approved Counterparties and would be utilized to fix and/or limit the interest rate risk associated with any new issuance through (i) a forward sale of exchange-traded U.S. Treasury futures contracts, U.S Treasury obligations and/or a forward swap (each a "Forward Sale"); (ii) the purchase of put options on U.S. Treasury obligations (a "Put Options Purchase"); (iii) a Put Options Purchase in combination with the sale of call options on U.S. Treasury obligations (a "Zero Cost Collar"); (iv) transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations; or (v) some combination of a Forward Sale, Put Options Purchase, Zero Cost Collar and/or other derivative or cash transactions, including, but not limited to, structured notes, options, caps and collars, appropriate for Anticipatory Hedges. Anticipatory Hedges may be executed on-exchange ("On-Exchange Trades") with brokers through the opening of futures and/or options positions traded on the Chicago Board of Trade or the Chicago Mercantile Exchange, the opening of over-the-counter positions with one or more counterparties ("Off-Exchange Trades") or a combination of On-Exchange Trades and Off-Exchange Trades.

                       Fees, commissions and other amounts payable to the counterparty or exchange (excluding, however, the settlements arising from the financial instruments and derivatives, such as swap or option settlements) in connection with an Anticipatory Hedge or an Interest Rate Hedge will not exceed those generally obtainable in competitive markets for parties of comparable credit quality.

                       Each applicant-declarant will determine the optimal structure of each Anticipatory Hedge transaction at the time of execution. An applicant-declarant may decide to lock in interest rates and/or limit its exposure to interest rate increases. Each applicant-declarant represents that each Interest Rate Hedge and Anticipatory Hedge will be treated for accounting purposes under generally accepted accounting principles. Each applicant-declarant will comply with Statement of Financial Accounting Standards ("SFAS") 133 ("Accounting for Derivative Instruments and Hedging Activities"), including any amendments to SFAS 133, or other standards relating to accounting for derivative transactions as are adopted and implemented by the Financial Accounting Standards Board ("FASB"). The Interest Rate Hedges and Anticipatory Hedges will qualify for hedge accounting treatment under the FASB standards in effect and determined at the date such hedges are entered into.

                       7. Acquisition of Securities of Certain Public Utility Affiliates. From time to time during the Authorization Period, Southern requests authority to acquire the common stock of Gulf Power Company and Mississippi Power Company in an aggregate amount not to exceed $420 million and $300 million, respectively.3

                        8. Acquisition of Securities of Intermediate
         Subsidiaries and subsidiaries authorized to engage in Development and Administrative Activities with respect to Exempt Businesses. In connection with existing and future exempt businesses authorized pursuant to Rule 58 or Rule 53, including investments in energy-related companies or EWGs or FUCOs ("Exempt Businesses"), Southern and Holdings will engage directly or through subsidiaries in preliminary development activities ("Development Activities") and administrative and management activities ("Administrative Activities") associated with such investments.4 Development Activities will be limited to: due diligence and design review; market studies; preliminary engineering; site inspection; preparation of bid proposals, including, posting of bid bonds; application for required permits and/or regulatory approvals; acquisition of site options and options on other necessary rights; negotiation and execution of contractual commitments with owners of existing facilities, equipment vendors, construction firms, power


______________________
 3 Southern currently has no authority from the Commission to acquire common stock of Gulf Power Company or Mississippi Power Company.

 4 Southern currently has authority to organize one or more intermediate subsidiaries to make investments in Exempt Businesses and to spend up to $300 million on Development Activities pursuant to the Transfer Order. Southern proposes that the authorization sought in this file would supersede and replace the authorization granted in the Transfer Order and be effective immediately upon the date of the Commission's order herein.

         purchasers, thermal "hosts," fuel suppliers and other project contractors; negotiation of financing commitments with lenders and other third-party investors; and other preliminary activities as may be required in connection with the Development Activities and Administrative Activities. Southern and Holdings request authority to acquire directly or indirectly the securities of one or more corporations, trusts, partnerships, limited liability companies or other entities (collectively, "Intermediate Subsidiaries"), which would be organized exclusively for the purpose of acquiring, holding and/or financing the acquisition of the securities of or other interest in one or more Exempt Businesses, provided that Intermediate Subsidiaries may also engage in Development Activities and Administrative Activities. To the extent that Southern or Holdings provide funds directly or indirectly to an Intermediate Subsidiary which are used for the purpose of making an investment in any Exempt Business, the amount of such funds will be included in Southern's or Holdings' "aggregate investment" in these entities, as calculated in accordance with rule 53 or rule 58, as applicable.


G. Section 1.8 is amended and restated as follows:

                  With respect to transactions pursuant to the authority sought in this Application, the applicant-declarants will file, on a quarterly basis (within 75 days following the close of the fourth calendar quarter and 60 days following the close of each other calendar quarter), the following information: (i) the issuances of any Common Stock under the authority requested (except issuances pursuant to the Plans), Preferred Securities, Preferred Stock or Equity-linked

         Securities during the quarter, including the number of shares, the purchase price per share and the market price per share at the date of the agreement of sale, and also showing, separately, the cumulative amount of each type of security issued to date during the Authorization Period; (ii) the amount and terms of any Long-term Debt issued during the quarter which shall also separately show the amount of Long-term Debt cumulatively issued to date during the Authorization Period; (iii) the amount of any Short-term or Term Loan Notes or Commercial Paper outstanding at the end of the quarter; (iv) a statement describing the uses for the proceeds of the securities issued; (v) the total capitalization ratio of Southern as of the end of the quarter, including the dollar and percentage components of the capital structure on a consolidated basis, with consolidated debt to include all short-term debt and nonrecourse debt of all EWGs and FUCOs; (vi) market-to-book ratio of the Common Stock; (vii) the total number of shares of Common Stock issued or issuable under any of the Plans, together with the cumulative number of shares issued under the Plans to date during the Authorization Period; (viii) consolidated balance sheets as of the end of the quarter for Southern, Capital Funding and Holdings (if any are engaged in any financings pursuant to the authority granted in connection with this Application during the quarter); (ix) if a Guarantee is issued during the quarter, the name of the guarantor, the name of the beneficiary of the Guarantee and the amount, terms and purpose of the Guarantee; (x) if Common Stock has been transferred to a seller of securities of a company being acquired, the number of shares so issued, the value per share and whether the shares are restricted in the hands of the acquirer; (xi) information on significant variable interest entities where Southern is not the primary beneficiary, formed with any financing proceeds pursuant to the order in connection herewith, including a description of any financing transactions conducted during the reporting period that were used to fund such variable interest entities and a description of the accounting for such transactions under FASB Interpretation 46R; (xii) future registration statements filed under the Securities Act of 1933, as amended (the "1933 Act"), with respect to securities that are the subject of the instant Application will be filed or incorporated by reference as exhibits to the next certificate filed under Rule 24;
         (xiii) notational amount and principal terms of any Interest Rate Hedges or Anticipatory Hedges entered into during the quarter and identifying the counterparties; (xiv) purchases of common stock of Gulf Power Company and Mississippi Power Company by Southern during the quarter indicating the number of shares purchased and the purchase price; (xv) a copy of the balance sheet and income statements as of and for the period ending on the last day of the quarter for direct subsidiaries of Southern that hold the securities of Exempt Projects including, without limitation, Holdings; (xvi) a narrative description of Holdings activities during the quarter just ended organized by business category (project development, project related services and other) and, within each category, a description of new developments by project type (e.g., EWGs, FUCOs, energy related activities, etc.);
         (xvii) a chart showing, as of the end of the quarterly period, all associate companies of Southern that are EWGs, FUCOs, Intermediate Subsidiaries, special purpose subsidiaries that are organized to engage in any of the activities in which Southern is currently authorized to engage ("Special Purpose Subsidiaries") and Energy-Related Companies, Southern's direct or indirect investment in each entity and the aggregate direct and indirect investment by Southern in all these entities and Southern's percentage equity ownership in each entity, together with a statement indicating by category the type of entity or person (i.e., domestic corporation, foreign corporation, foreign government or natural person) owning the equity interests in each entity that are not held directly or indirectly by Southern; (xviii) investments made by Southern, directly or indirectly, in any Intermediate Subsidiary or Special Purpose Subsidiary in the previous quarter (to the extent not included in the response to (xvii) above), indicating the amount and type of the investment and generally identifying the facility with respect to which the Intermediate Subsidiary or Special Purpose Subsidiary was organized or formed; (xix) the amount, type and terms (including interest rate and maturity and the basis for inflation adjustment in the case of nonrecourse indebtedness and denominated in any currency other than U.S. dollars) of securities issued by Holdings or any subsidiary of Holdings (other than an Exempt Business) to third persons; (xx) a computation in accordance with Rule 53(a) of aggregate investment in EWGs and FUCOs;
         (xxi) a statement of aggregate investment as a percentage of the following: total capitalization, net utility plant, total consolidated assets and market value of common equity, all as of the end of the quarter; (xxii) consolidated capitalization ratios as of the end of the quarter, with consolidated debt to include all short-term debt and nonrecourse EWG and FUCO debt to the extent normally consolidated under applicable financial reporting rules; (xxiii) an analysis of the growth in consolidated retained earnings distinguishing total earnings growth attributable to EWGs and FUCOs from that attributable to other subsidiaries of Southern; (xxiv) a statement of revenues and net income of each EWG and FUCO for the 12 months ended as of the end of the quarter; (xxv) the names of any new Energy-Related Companies formed during the period not previously disclosed; (xxvi) a copy of the balance sheet and income statements for the period ending on the last day of the quarter for each Energy-Related Company, including a narrative discussion of any losses incurred during the period if applicable; (xxvii) a description of specific activities conducted by each Energy-Related Company during the quarter (i.e., the purpose of each subsidiary); and (xxviii) a statement for the period indicated the amount of revenue for each Energy-Related Company attributable to power, natural gas and any other energy commodity, expressed as a percentage of total revenues from the physical sale of energy commodities during the period. Southern will file Rule 24 certificates to notify the Commission of its issuances of securities that are exempt under the rules and regulations of the Act. Portions of the 1933 Act filings or the 1934 Act reports that contain disclosures of transactions occurring pursuant to the authorizations to be granted pursuant to this Application may be incorporated by reference into this proceeding through Rule 24 certificates of notification if the filings or reports contain the specific information required as set forth above. The certificates will also contain all other information required by Rule 24, including the certification that each transaction being reported on has been carried out in accordance with the terms and conditions of, and for the purposes represented in, this Application.

Item 2.
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         The fees and expenses in connection with the proposed transactions
(other than those described in Item 1 hereof and other than underwriting discounts and commissions) are estimated not to exceed $5,000,000. The prospectus supplement relating to each offering of Common Stock, Long-term Debt, Preferred Stock, Preferred Securities or Equity-linked Securities will reflect the actual expenses based upon the amount of the related offering.

Item 3.
-------
         Item 3 is amended and restated to read as follows:

         The applicant-declarants consider that Sections 6(a), 7, 9(a), 10, 12(b) and 12(f) of the Act and Rules 42, 45, 53 and 54 thereunder are applicable to the proposed transactions. Any notes issued by SCS to evidence borrowings by it as described herein and Interest Rate Hedges and Anticipatory Hedges entered into by the Retail Operating Companies and SEGCO may be exempt pursuant to Rule 52 under the Act. Other transactions by SCS referred to herein will be in the routine course of its business and not subject to Commission approval. Southern considers that the proposed issuance and sale of Common Stock under the Plans are subject to the provisions of Sections 6(a) and 7 of the Act and Rules 53 and 54 thereunder. Southern considers that any purchases of Common Stock by the Employing Companies pursuant to the ESOP prior to contributing such stock to the trust established pursuant to the ESOP are subject to the provisions of Sections 9(a) and 10 of the Act. The proposed transactions will be carried out in accordance with the procedure specified in Rule 23 and pursuant to an order of the Commission with respect thereto.

         Rule 53 Analysis. The proposed transactions are subject to Rule 54, which provides that, in determining whether to approve the issue or sale of a security for purposes of financing the acquisition of an EWG or FUCO as those terms are defined in sections 32 and 33, respectively, of the Act, the Commission shall not make certain adverse findings if the conditions set forth in Rule 53(a)(1) through (a)(4) are met, and are not otherwise made inapplicable by reason of the existence of any of the circumstances described in Rule 53(b).

         Southern currently meets all of the conditions of Rule 53(a). At March 31, 2005, Southern's "aggregate investment," as defined in Rule 53(a)(1), in

EWGs and FUCOs was approximately $265 million, or about 4.59% of Southern's "consolidated retained earnings," also as defined in Rule 53(a)(1), as of March 31, 2005 ($5.769 billion).5

         With respect to Rule 53(a)(1), however, the Commission has determined that Southern's financing of investments in EWGs and FUCOs in an amount greater than the amount that would otherwise be allowed by Rule 53(a)(1) would not have either of the adverse effects set forth in Rule 53(c). See The Southern Company, Holding Company Act Release No. 26501, dated April 1, 1996 (the "Rule 53(c) Order"); and Holding Company Act Release No. 26646, dated January 15, 1997 (order denying request for reconsideration and motion to stay). The Rule 53(c) Order allows Southern to invest 100% of its consolidated retained earnings in EWGs and FUCOs.

         In addition, Southern has complied and will continue to comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of operating company personnel to render services to EWGs and FUCOs and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail rate regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred. Finally, Rule 53(c) is, by its terms, inapplicable since the requirements of paragraphs 53(a) and 53(b) are satisfied.

Item 4.
         No state commission and no federal commission (other than the Commission) has jurisdiction over the proposed transactions.


_______________________
5 Although Southern owns all of the equity in four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.), Southern has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs, including any direct or indirect guarantees or credit positions related to any capital or financing leases. (See Southern's application on Form U-1, File No. 70-9727, for further information.) Southern has executed limited keep-well commitments whereby Southern would be required to make capital contributions to SE Finance Capital Corp. II, SE Finance Capital Corp. or SE Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from Southern under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $403 million as of March 31, 2005.

 Item 5.
-------
         Item 5 is restated as follows:

         The applicant-declarants hereby request that the Commission's order be issued as soon as the rules allow. The applicant-declarants hereby waive a recommended decision by a hearing officer or other responsible officer of the Commission, consent that the Division of Investment Management may assist in the preparation of the Commission's decision and/or order in this matter, unless such Division opposes the transactions proposed herein, and request that there be no 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.
------
         Item 6(a) is amended to restate the following additional exhibits:
         (a)      Exhibits

                  K  -     Projected Cash Flow Summary of Southern for years
                           2005-2007 (Filed confidentially pursuant to Rule
                           104).

                  L  -     Projected Capitalization of Southern for years
                           2005-2007 (Filed confidentially pursuant to Rule
                           104).

                  M  -     Projected Cash Flow Summary of Holdings for years
                           2005-2007 (Filed confidentially pursuant to Rule
                           104).

                  N  -     Projected Capitalization of Holdings for years
                           2005-2007 (Filed confidentially pursuant to Rule
                           104).

                  O  -     Summary of Guarantees (Filed confidentially pursuant
                           to Rule 104).

Item 6(b) is amended and restated as follows:

         (b)  Financial Statements.

                  Consolidated balance sheet, consolidated statements of capitalization, stockholders' equity and comprehensive income of Southern at March 31, 2005. (Designated in Southern's Form 10-Q for the quarter ended March 31, 2005, File No. 1-3526.)

                  Statements of income and cash flows of Southern for the quarter ended March 31, 2005. (Designated in Southern's Form 10-Q for the quarter ended March 31, 2005, File No. 1-3526.)

                  Balance sheet of Alabama Power Company at March 31, 2005. (Designated in Alabama Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-3164.)

                  Statement of income of Alabama Power Company for the quarter ended March 31, 2005. (Designated in Alabama Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-3164.)

                  Balance sheet of Georgia Power Company at March 31, 2005. (Designated in Georgia Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-6468.)

                  Statement of income of Georgia Power Company for the quarter ended March 31, 2005. (Designated in Georgia Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-6468.)

                  Balance sheet of Gulf Power Company at March 31, 2005. (Designated in Gulf Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 0-2429.)

                  Statement of income of Gulf Power Company for the quarter ended March 31, 2005. (Designated in Gulf Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 0-2429.)

                  Balance sheet of Mississippi Power Company at March 31, 2005. (Designated in Mississippi Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 001-11229.)

                  Statement of income of Mississippi Power Company for the quarter ended March 31, 2005. (Designated in Mississippi Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 001-11229.)

                  Balance sheet of Savannah Electric and Power Company at March 31, 2005. (Designated in Savannah Electric and Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-5072.)

                  Statement of income of Savannah Electric and Power Company for the quarter ended March 31, 2005. (Designated in Savannah Electric and Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 1-5072.)

                  Balance sheet of Southern Power Company at March 31, 2005. (Designated in Southern Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 333-98553.)

                  Statement of income of Southern Power Company for the quarter ended March 31, 2005 (Designated in Southern Power Company's Form 10-Q for the quarter ended March 31, 2005, File No. 333-98553.)

                  Balance sheet of Southern Communications Services, Inc. at December 31, 2004. (Designated in Southern Communications Services, Inc.'s U-13-60 for the year ended December 31, 2004, File No. 49-000159.)

                  Statement of income of Southern Communications Services, Inc. for the period ending December 31, 2004. (Designated in Southern Communications Services, Inc.'s U-13-60 for the year ended December 31, 2004, File No. 49-000159.)

                  Balance sheet of Capital Funding at December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Statement of income of Capital Funding for the period ending December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Balance sheet of Southern Company Energy Solutions LLC at December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Statement of income of Southern Company Energy Solutions LLC for the period ending December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Balance sheet of Southern Company Holdings, Inc. at December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Statement of income of Southern Company Holdings, Inc. for the period ending December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Balance sheet of SCS at December 31, 2004. (Designated in SCS's U-13-60 for the year ended December 31, 2004, File No. 49-00059.)

                  Statement of income of SCS for the period ending December 31, 2004. (Designated in SCS's U-13-60 for the year ended December 31, 2004, File No. 49-00059.)

                  Balance sheet of Southern Nuclear Operating Company, Inc. at December 31, 2004. (Designated in Southern Nuclear Operating Company, Inc.'s U-13-60 for the year ended December 31, 2004, File No. 49-00099.)

                  Statement of income of Southern Nuclear Operating Company, Inc. for the period ending December 31, 2004. (Designated in Southern Nuclear Operating Company, Inc.'s U-13-60 for the year ended December 31, 2004, File No. 49-00099.)

                  Balance sheet of Southern Electric Generating Company of December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)

                  Statement of income for Southern Electric Generating Company for the period ending December 31, 2004. (Designated in Southern's U5S for the year ended December 31, 2004, File No. 070-10203.)


         Since March 31, 2005, there have been no material adverse changes, not in the ordinary course of business, in the financial condition of the applicant-declarants from that set forth in or contemplated by the foregoing financial statements.

                                    SIGNATURE
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2005          THE SOUTHERN COMPANY


                              By:/s/ Patricia L. Roberts_
                                     Patricia L. Roberts
                                     Assistant Secretary


                              ALABAMA POWER COMPANY


                              By: /s/ Wayne Boston
                                      Wayne Boston
                                      Assistant Secretary


                              GEORGIA POWER COMPANY


                               By: /s/ Wayne Boston
                                      Wayne Boston
                                      Assistant Secretary


                                      GULF POWER COMPANY


                                      By: /s/Wayne Boston
                                             Wayne Boston
                                             Assistant Secretary

                            MISSISSIPPI POWER COMPANY


                               By:     /s/ Wayne Boston
                                           Wayne Boston
                                           Assistant Secretary


                                 SAVANNAH ELECTRIC AND POWER COMPANY


                                 By: /s/ Wayne Boston
                                         Wayne Boston
                                        Assistant Secretary


                             SOUTHERN POWER COMPANY


                               By:  /s/ Wayne Boston
                                        Wayne Boston
                                        Assistant Secretary


                             SOUTHERN COMMUNICATIONS
                             SERVICES, INC.


                               By: /s/  Patricia L. Roberts
                                        Patricia L. Roberts
                                        Secretary

                            SOUTHERN COMPANY CAPITAL
                            FUNDING, INC.



                               By:  /s/Wayne Boston
                                      Wayne Boston
                                      Assistant Secretary


                                 SOUTHERN COMPANY ENERGY SOLUTIONS, LLC


                               By:    /s/ Patricia L. Roberts
                                          Patricia L. Roberts
                                           Secretary


                         SOUTHERN COMPANY HOLDINGS, INC.


                               By:/s/ Patricia L. Roberts
                                      Patricia L. Roberts
                                      Secretary


                           SOUTHERN NUCLEAR OPERATING COMPANY, INC.


                               By: /s/ Wayne Boston
                                       Wayne Boston
                                       Assistant Secretary


                         SOUTHERN COMPANY SERVICES, INC.


                               By:  /s/  Patricia L. Roberts
                                         Patricia L. Roberts
                                         Assistant Secretary


                        SOUTHERN ELECTRIC GENERATING COMPANY


                               By:   /s/ Wayne Boston
                                         Wayne Boston
                                         Assistant Secretary